Exhibit 4.11

PROMISSORY NOTE

Principal Amount $US 10,000.00	Burbank, California August 10,2018

FOR VALUE RECEIVED, the undersigned, Imaging3,Inc, a corporation organized and existing under the laws of the State of California, and having an office and principal place of business at 3022 North Hollywood Way, Burbank, California (hereinafter called “Borrower”) promises to pay to the order of Daniel C. Tronson, an individual whose address is 1902 Via Justino, San Dimas, CA, 91773 (the “Lender”), the principal amount of Ten Thousand Dollars ($10,000) on or before the earlier of the Borrower funding the a private placement of its common stock in the amount of $250,000.00 (the “Private Placement”) or September 15,2018 (the “Maturity Date”).

1. INTEREST RATE. The interest rate shall be 2% from the date of this Note to the Maturity Date.

2. COMMON STOCK GRANT. The borrower agrees to issue one ten thousand (10,000) shares of its $0,001 par value common stock to the Lender the day the Note is funded. On the day the note is funded, the Company will instruct its transfer agent, VStock transfer to issue a certificate in the amount of twenty-five thousand shares to the Lender.

3. REPAYMENT. The parties hereto agree that at the time of repayment, at the discretion of the Lender, this note may be convertible into common shares of the Borrower at a conversion rate determined by the parties hereto in good faith at that time.

4. GOVERNING LAW. This Note and its interpretation, construction, validity and enforceability shall be governed by the laws of the State of California. No interpretation or construction shall, however, be adverse to or decided against the Lender with respect to any unclear or ambiguous terms or provisions of this Note based on same having been drafted by the Lender’s counsel.

5. ENTIRE AGREEMENT. This Note constitutes the entire understanding between Borrower, and Lender and to the extent that any writings not signed by Lender or oral statements or conversations at any time made or had shall be inconsistent with the provisions of this Note and the other Loan Documents, the terms of this Note shall prevail.

PRIOR TO SIGNING THIS NOTE, BORROWER HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THIS NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS NOTE.

Imaging3, Inc.

/s/ John Hollister
By John Hollister, CEO, Director